          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                                                   Exhibit 10.13

                                DECEMBER 3, 2003

                                    AGREEMENT

                                     BETWEEN

                           CRITICAL THERAPEUTICS, INC

                                       AND

                                   JAGOTEC AG

TABLE OF CONTENTS

1.       DEFINITIONS......................................................      1

2.       OTHER AGREEMENTS.................................................      8

3.       PRODUCT PLAN.....................................................      9

4.       CONDITION PRECEDENT..............................................      9

5.       CONSIDERATION....................................................      9

6.       REGULATORY MATTERS...............................................     12

7.       TECHNOLOGY TRANSFER AND LICENCE..................................     13

8.       MANUFACTURE......................................................     13

9.       QUALITY CONTROL TESTING..........................................     14

10.      RECORDS AND INSPECTIONS..........................................     15

11.      MANUFACTURE OF COMMERCIAL SUPPLIES...............................     15

12.      TERM AND TERMINATION.............................................     16

13.      FORCE MAJEURE....................................................     17

14.      CONFIDENTIALITY..................................................     17

15.      INDEMNIFICATION..................................................     19

16.      NOTICES..........................................................     20

17.      FURTHER ASSURANCES...............................................     21

18.      ASSIGNMENT.......................................................     21

19.      THIRD PARTY RIGHTS...............................................     21

20.      ENTIRE AGREEMENT.................................................     22

21.      GENERAL..........................................................     22

22.      ARBITRATION......................................................     23

23.      GOVERNING LAW....................................................     24

AGREEMENT dated December 3, 2003

PARTIES:

(1) CRITICAL THERAPEUTICS, INC a company duly-incorporated and existing under the laws of the State of Delaware whose principal place of business is at 675 Massachusetts Avenue, Cambridge, MA 02139, USA ("CTI"); and

(2) JAGOTEC AG, a company duly incorporated and existing under the laws of Switzerland whose principal place of business is at Eptingerstrasse 51, Ch-4132, Muttenz, Switzerland ("SkyePharma").

INTRODUCTION:

(A) By an agreement dated 3 October 1996 (the "Abbott Licence") SkyePharma granted Abbott an exclusive, worldwide right and licence under certain patents and know-how to make, have made, import, use, offer for sale, market, distribute and sell Products (as defined below) with the right, subject to SkyePharma's consent, to sub-licence such rights.

(B) Abbott intends to grant CTI a licence (the "CTI Licence") to develop and commercialise the Product under intellectual property owned by or licensed to Abbott including intellectual property licensed to Abbott under the Abbott Licence.

(C) SkyePharma has agreed to consent to the sub-licence to CTI pursuant to the CTI Licence and to provide certain services to CTI in connection with obtaining registrations for products and the manufacture of clinical supplies and samples of Product on the terms of this Agreement.

IT IS AGREED as follows:

1.       DEFINITIONS

         In this Agreement, unless the context otherwise requires:

         "Abbott" means Abbott Laboratories of 100 Abbott Park Road, Abbott Park, Illinois, 60064-3500, USA.

         "Abbott Licence"          has the meaning ascribed to it in the
                                   Introduction.

         "Abbott Technology"       means the Product Know-how in the possession
                                   of or controlled by Abbott or any of its Affiliates as at the Effective Date and relating to or of use in the manufacture of Products or that is subsequently made available to CTI pursuant to the CTI
                                   Agreement.

         "Act" means the US Federal Food, Drug and Cosmetic Act of 1938, the Public Health Service Act of 1944 and the regulations promulgated under that Act, as may be amended from time to time.

         "Affiliate"               means any entity in which the party has a
                                   direct or indirect equity or income interest ownership of at least fifty percent (50%) or more, or any entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with that party. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise and the terms
                                   "controlled by" and "under common control with" have corresponding meanings.

         "Agency" means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the manufacture or distribution, use or sale of the Product, including the FDA.

         "API" Means the active pharmaceutical ingredient zileuton (ABT-077) to be used in the manufacture of Product.

         "Applicable Laws"         means the Act and other applicable laws,
                                   rules, regulations, including any rules, regulations, guidelines or other requirements of any Agency, that may be in effect from time to time in the US or such other countries as may be agreed pursuant to Clause
                                   3.2.

         "Batch" means 1,200,000 tablets of the Product that is intended to be of uniform character and quality, within specified limits, and is produced during a single cycle of manufacture and is designated by a unique batch number.

         "Batch Records"           means the set of detailed manufacturing
                                   process instructions and data prepared to establish that a particular Batch has been manufactured according to cGMP.

         "Business Day"            means a day not being a Saturday or Sunday on
                                   which banks are generally open for business in the US and/or Switzerland.

         "cGMP" means the Current Good Manufacturing Practices as defined from time to time under the Act and other Applicable Laws including the Current Good Manufacturing Practices set forth in 21 C.F.R. 210 and 21 C.F.R. 211 and relevant FDA guidance documents; and to the extent applicable European Community Directive 91/356/EEC, Directive 2001/20/EC, Directive 2001/83/EC and all relevant implementations of such directives and relevant guidelines including the EC Guidelines.

         "Clinical Supplies"       has the meaning ascribed to it in Clause 8.1.

         "CMC Data"                means the chemistry, manufacturing and
                                   controls data or, as the case may be, the product specifications, manufacturing formulae and processing instructions required by Applicable Laws, including, (i) in the case of an application for approval to conduct clinical research under an IND, 21
                                   C.F.R. Section 312.23(a)(7), and, to the extent that it is applicable, European
                                   Community Directive 2001/20/EC; or (ii) in relation to a NDA, 21 C.F.R.Section
                                   314.50(d)(1) or, to the extent that they are applicable, the Quality Overall Summary section 2.3 of Module 2 and Module 3 of the Common Technical Document developed and agreed by the International Conference on Harmonisation of Technical Requirements for
                                   Registration of Pharmaceuticals for Human Use
                                   (ICH) or Part I, Module 3 of Annex 1 to
                                   Directive 2001/83/EC and the EC Guidelines.

         "Confidential             in relation to a party, any and all technical
         Information"              and commercial materials and information and
                                   know-how, which is proprietary or
                                   confidential in nature including, without limitation, know how, trade secrets, specifications, products, processes, services, contracts, business methods or practices, pricing techniques and information, financial information, intellectual property and ideas which, at the time or times concerned, are not generally known to third persons and is identified by that party as confidential.

         "COPD"                    means chronic obstructive pulmonary disease.

         "CTI Licence"             has the meaning ascribed to it in the
                                   Introduction.

         "Drug Master File"        means a drug master file providing detailed
                                   information about the facility, the equipment and manufacturing processes relating to the API and such other information as required by Applicable Laws, including 21 C.F.R. Section
                                   314.420 and to the extent applicable any equivalent requirement in under Applicable
                                   Laws including as required by the Committee for Proprietary Medicinal Products Note for
                                   Guidance on the European Drug Mater File
                                   Procedure for Active Ingredients.

         "EC Guidelines"           means Volume 4 of the Rules Governing
                                   Medicinal Products in the European Union:
                                   Medicinal Products for Human and Veterinary
                                   Use: Good Manufacturing Practices.

         "Effective Date"          means the date on which the conditions set
                                   out in Clause 4.1 are satisfied.

         "Equipment"               means any equipment or machinery used by
                                   SkyePharma in the manufacturing of Product or the holding or quality control testing of any Product, bulk API, excipients or packaging components.

         "Facility"                means the SkyePharma facility located in
                                   Lyons, France at which the Non-Commercial
                                   Supplies are manufactured.

         "FDA" means the United States Food and Drug Administration and any successor agency.

         "Force Majeure"           means in relation to either party any
                                   circumstances beyond the reasonable
                                   control of that party including any strike, lock-out, or other form of industrial action, act of God, war, act of terrorism, riot, accident, fire, flood, explosion or government action.

         "Fully Allocated"         means the fully-burdened cost of
                                   manufacturing Products, including the cost of
                                   (i) raw materials, (ii) direct labor of
                                   SkyePharma employees or its Affiliate's
                                   employees (including basic wages, labor and related payroll taxes and benefits) incurred or spent in the actual production, labeling and packaging of Product, including without limitation for quality assurance and manufacturing facility operations, and (iii) overhead of SkyePharma and its Affiliates
                                   (including operating expenses, indirect labor and related payroll taxes and benefits, depreciation, applicable taxes, insurance, repairs and maintenance, supplies) incurred or spent in support of the actual production, packaging and labeling of Product, but not for cost of any unused manufacturing capacities that SkyePharma may have in excess of the requirements contained in the forecasts provided by CTI, and, in the case of (ii) and (iii) above, excluding taxable benefits, remuneration based on profitability or bonuses, and (iv) transportation, storage, non-reimbursable import or export taxes of or for Product as incurred or spent by SkyePharma or its Affiliates in connection with the supply of Product pursuant to the terms of this Agreement and the Manufacturing
                                   Agreement (as defined in Section 11.1), all as determined in accordance with generally accepted accounting principles consistently applied.

         "Geomatrix System"        means SkyePharma's novel pharmaceutical
                                   technology for the controlled release of active substances, and related technology which utilises a hydrophilic drug-containing matrix tablet to control the release of an active substance through the use of one or more barrier layers, as disclosed in Product
                                   Know-how and claimed in the SkyePharma
                                   Patents.

         "IND" means an investigational new drug application filed with the FDA for authorisation to commence human clinical trials.

         "Marketing Approval"      means the approvals issued by any Agency in
                                   accordance with any procedures as may be required by Applicable Law to market the Product in the relevant country.

         "NDA" means an application for approval to market a drug as required under the Act and the regulations promulgated under the Act or any equivalent application as required by Applicable Laws.

         "NDA Supplies"            Has the meaning ascribed to it in Clause 8.1.

         "Net Sales"               means the gross invoiced amounts from the
                                   transfer for value (cash or otherwise) of Products in any country by or on behalf of CTI, its Affiliates and, solely in relation to Section 5.5(b), its sub-licensees, to an independent third party (including, without limitation, distributors) after obtaining all necessary government approvals to such sale, less where factually applicable and in accordance with general and customary trade practices:

                                   (a)       importation, handling, special
                                             outbound packing, transportation
                                             and insurance charges, separately
                                             billed to the customer or pre-paid;

                                   (b)       sales, use, excise, turnover,
                                             inventory, value added and similar
                                             taxes and/or duties specifically
                                             imposed upon the production,
                                             importation, use or sales of
                                             Product actually incurred by CTI,
                                             but not including income tax;

                                   (c)       offered and taken trade, quantity
                                             and cash discounts, rebates,
                                             commissions, charge-backs granted
                                             to drug wholesalers, management
                                             fees to group purchasing
                                             organisations, price reductions,
                                             retroactive or otherwise, imposed
                                             by governments or government
                                             agencies, and distribution fees in
                                             amounts customary to the trade and
                                             as required to do business in that
                                             country; and

                                   (d) allowances, adjustments, direct and indirect credits and refunds, including price adjustments, granted to customers on account of rejections or returns of defective, damaged, recalled or outdated
                                             Product or on account of
                                             retroactive price reductions
                                             affecting the pricing of such
                                             Products.

         "Non-Commercial
         Supplies"                 means Clinical Supplies and NDA Supplies.

         "Product"                 means the dosage forms of a finished product
                                   containing ABT-077 as the sole therapeutic or prophylactic active ingredient, in a matrix tablet using the Geomatrix System.

         "Product Know-how"        means all non-patented information and
                                   technical data which is not generally known, including patent application information not yet in the public domain, formulae, formulations, procedures, protocols, processes, techniques, and results of experimentation, development and testing, which is or can reasonably be viewed as necessary or useful in the development, formulation, manufacture, use, marketing, sale or application for regulatory approval in order to market and distribute Products.

         "Product Plan"            means the Zileuton Revised Plan and Timeline
                                   set out in Schedule 1.

         "Quality Agreement"       means a written agreement describing the
                                   obligations of the parties with regards to compliance, quality systems, and testing and Release of Product as may be required by Applicable Laws.

         "Quarter"                 each three calendar-month period ending on
                                   31st March, 30th June, 30th September and
                                   31st December in each year.

         "Registrations"           means any and all technical, medical and
                                   scientific licences, registrations,
                                   authorisations and/or approvals of the
                                   Product (including clinical research
                                   authorization, manufacturing approvals and authorisations, Marketing Approvals, manufacturing facility approvals or authorizations, and pricing, third party reimbursement and labelling approvals) that are required by any Agency for the manufacture, distribution, use or sale of the Product in any country, as amended or supplemented from time to time.

         "Release"                 means quality assurance review of all
                                   Manufacturing documentation related to a
                                   Batch, and confirmation that a particular
                                   Batch has been manufactured according to the Batch Records and cGMP, and meets all Specifications.

         "SkyePharma Patents"      means, to the extent that they contain a
                                   Valid Claim covering the Geomatrix System or the use of the Geomatrix System with
                                   Products:

                                   (a)       the patents and applications
                                             specified in Schedule 2

                                   (b)       any other patents or patent
                                             applications filed and/or otherwise
                                             pending during the term of this
                                             Agreement and owned by or licensed
                                             to SkyePharma; and

                                   (c)       any and all re-issues,
                                             reexaminations, substitutions,
                                             confirmations, renewals,
                                             extensions, continuations,
                                             continuations-in-part or divisions
                                             of such patents or patent
                                             applications.

         "Specifications"          means the performance parameters to which the
                                   Non-Commercial Supplies, ingredients and packaging components must comply to be considered acceptable including all written instructions, specifications, formulae procedures, tests and standards for the Product, including the requirements of all Registrations, as adopted pursuant to Clause
                                   8.2 or as amended or supplemented from time to time in accordance with Clause 8.6.

         "Stability Tests"         means those tests necessary to establish the
                                   storage conditions and expiry date of the Product required by 21 C.F.R. 211.137 and 21
                                   C.F.R. 211.166 or any other Applicable Laws including Part I, Module 3 of Annex 1 to
                                   Directive 2001/83/EC.

         "US"                      means the United States of America.

         "Valid Claim"             means a claim to the Geomatrix System, or the
                                   use of that system with Products, of any issued, unexpired patent which is contained within the SkyePharma Patents and which has not been held invalid, unpatentable or unenforceable by a final decision, which decision is unappealed or unappealable, of a court of competent jurisdiction or of an administrative agency having authority over patents in that jurisdiction.

         "Year" means a calendar year running from 1 January to 31 December.

1.2 Unless otherwise expressly stated, reference to the Introduction, a Clause, Schedule or Exhibit is to the Introduction to, a Clause of, or a Schedule or Exhibit to, this Agreement and references in any Schedule to a Paragraph is to a paragraph in that Schedule.

1.3 The Introduction, Exhibits and Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement will include the Introduction, Exhibits and the Schedules.

1.4 The Index and Clause headings are for convenience only and will not affect the interpretation of this Agreement.

1.5 In this Agreement, any phrase introduced by the terms "include" or any similar expression and will be construed as illustrative and will not limit the sense of the words proceeding them.

1.6      In this Agreement, unless the context otherwise requires:

         (a) use of the singular is deemed to include the plural and vice versa;

         (b)      use of any gender is deemed to include every gender; and

         (c) reference to a person includes a natural person, a firm, a corporation, a partnership, a trust, an association, an organisation and any other body or entity whether or not having separate legal personality.

1.7 Any undertaking by any of the parties not to do any act or thing shall be deemed to include an undertaking not to permit or suffer or assist the doing of that act or thing.

2.       OTHER AGREEMENTS

2.1 This Agreement supersedes the binding heads of terms between the parties dated September 30, 2003 which on execution of this Agreement will be of no further force or effect.

2.2 This Agreement is without prejudice to the Abbott Licence or the CTI License, each of which remains in full force and effect. For the avoidance of doubt no provision of this Agreement shall effect:

         (a) the obligations of either Abbott or SkyePharma under the Abbott Licence; or

         (b) the obligations of CTI to make payments to Abbott in accordance with the CTI Licence.

3.       PRODUCT PLAN

3.1 The timelines and procedures for obtaining Registrations for the Product in the US and transferring the Abbott Technology are set out in the Product Plan. Each of the parties will use its reasonable endeavours to adhere to the Product Plan and will co-operate with the other party in the implementation of the Product Plan.

3.2 The Product Plan may only be amended with the written consent of both parties. Notwithstanding anything to the contrary in the foregoing, if the Product Plan is amended by CTI to include a country outside the US, or CTI otherwise gives SkyePharma not less than 3 months written notice that it will be applying for Registrations in a country outside the US, references in this Agreement to Applicable Laws will upon elapse of said three month time period include the Applicable Laws in that country. In the absence of agreement by SkyePharma to the contrary, SkyePharma shall not be obliged to provide any assistance or incur any expense including, without limitation, support any development, assist in any regulatory approval or manufacture in respect of Product to be sold outside the US.

4.       CONDITION PRECEDENT

4.1 This Agreement will not come into effect until CTI and Abbott have executed the CTI Licence.

4.2 If the conditions set out in clause 4.1 have not been satisfied by 30 November 2003 or such later date as SkyePharma may agree in writing this Agreement shall terminate without further liability to either party.

4.3 Subject to this Agreement becoming effective in accordance with Clause 4.1, SkyePharma hereby consents for the purposes of Clause 2.1 of the Abbott Licence, to the grant to CTI by Abbott of an exclusive, worldwide sub-licence under the SkyePharma Patents and Product Know-how to manufacture, make, have made, import, use, offer for sale, market, distribute, have sold and sell Products in accordance with the CTI Licence.

5.       CONSIDERATION

5.1      CTI will make the following payments to SkyePharma:

         (a) in consideration of the work done to date on the Product, a non-refundable and non-reimbursable fee of seven hundred and fifty thousand dollars (US$ 750,000) to be paid on the Effective Date;

         (b) the sum of [**] dollars (US$ [**]) upon replication of the Product release profile and establishing the Specifications as set forth in the Product Plan;

         (c) the sum of [**] dollars (US$ [**]) upon commencement of the manufacture of the NDA Supplies at the Facility;

         (d) [**] dollars (US$ [**]) within thirty (30) days following FDA approval of the Product for COPD;

         (e) an amount equal to [**] per cent ([**]%) of (i) the license fee paid by CTI to Abbott under the CTI Licence and (ii) any milestone payments made by CTI to Abbott on or after the submission of an NDA (including, for the avoidance of doubt, the milestone payment related to the achievement of such NDA submission) pursuant to the CTI Licence, within thirty (30) days following the date upon which such payment is due to Abbott, provided that no part of such amounts shall fall due for payment to SkyePharma, regardless if such payment is due to Abbott, until the sum payable pursuant to Clause 5.1(b) has fallen due for payment in accordance with that Clause. For purposes of clarity no amount shall be due from CTI to SkyePharma based upon royalty payments made by CTI to Abbott.

         (f) a royalty on Net Sales at the rate of [**] per cent ([**]%) up to [**] dollars (US$ [**]) in Net Sales in any Year. For the avoidance of doubt no royalties shall be payable by CTI to SkyePharma on Net Sales in excess of [**] dollars (US$ [**]) in any Year.

5.2 For the avoidance of doubt payments to SkyePharma pursuant to this Clause 5 shall be without prejudice to

         (a)      any payment due to SkyePharma pursuant to the Abbott Licence;

         (b)      any payment due to Abbott pursuant to the CTI Licence.

5.3 CTI will pay royalties on Net Sales in accordance with Clause 5.1(f) on a country by country basis in countries in which a Valid Claim exists from the date of first sale of any Product in a particular country until the expiry or lapse of all SkyePharma Patents in such country.

5.4 In calculating Net Sales, sales will be accounted for when shipped, and credits and refunds will be accounted for when booked. Sales or transfers between or among CTI and its Affiliates and sub-licensees will be excluded from the computation of Net Sales, except where such Affiliates or sub-licensees are end users; but Net Sales will subject to Clause 5.6 include the subsequent final sales to third parties by such Affiliates and sub-licensees.

5.5 If CTI sub-licenses any rights granted to it under the CTI Licence to any third party, CTI will pay to SkyePharma the amount that is equal to the greater of:

         (a) the sum equal to [**] per cent ([**]%) of all net receipts (including royalties payable to CTI in relation to sub-licensees' sales of the Products and any other fees or payments but excluding amounts received by CTI if and to the extent such amounts fund research conducted by CTI) received from any sub-licensee (excluding distributors); or

         (b) a sum equal to [**] per cent ([**]%) of Net Sales by or on behalf of any sub-licensee.

5.6 For so long as any royalties are payable under this Agreement, CTI will prepare a statement prepared in accordance with generally accepted accounting principles consistently applied showing the aggregate Net Sales by country in each Quarter. CTI will submit such statement to SkyePharma within 60 days of the end of the relevant Quarter together with remittance for the royalties due to SkyePharma in respect of that Quarter.

5.7 CTI will pay for all activities performed by SkyePharma pursuant to Clauses 6 to 10 (inclusive) on the basis of the actual time spent by SkyePharma at an hourly rate of US$ [**] plus all reasonable out-of-pocket expenses incurred by SkyePharma. At the end of each month, SkyePharma will submit an invoice to CTI detailing the time spent and expenses incurred in conducting its activities pursuant to Clauses 6 to 10 in the preceding month and CTI shall pay the amount due within 30 days of receipt of such invoice.

5.8 CTI shall during the term of this Agreement keep true and accurate records of all Net Sales and books of account containing all the data necessary for the calculation of royalties under this Clause 5. Such records and books of account shall, on reasonable notice having been given by SkyePharma, be open during normal working hours on any business day for inspection by SkyePharma or its duly authorised representative. If any such inspection reveals an underpayment of royalties due to SkyePharma in excess of 5%, the cost of such inspection shall be borne by CTI and promptly paid upon receipt of an invoice in respect of the same. If any such inspection reveals an overpayment of royalties due to SkyePharma, then such amount shall be deducted from royalty payments due in the next Quarter.

5.9 If any royalty or other amount due to SkyePharma is overdue then CTI shall pay interest thereon at an annual rate (but with interest accruing on a daily basis) at 2 per cent above the base rate of interest reported in The Wall Street Journal, Eastern Edition, for the date such amount was due, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest by CTI.

5.10     All sums due to SkyePharma under this Agreement:

         (a) are, unless otherwise expressly stated, exclusive of any Value Added Tax or equivalent sales tax which shall be payable (if applicable) on submission by SkyePharma of valid Value Added Tax invoices in respect thereof; and

         (b) will be paid in full without any set-off, deduction or withholding except any tax which CTI is required by law to deduct or withhold, and if CTI is required by law to make any such tax deduction or withholding, CTI shall do all in its power which may be necessary to enable or assist SkyePharma to claim exemption from or (if that is not possible) a credit for the deduction or withholding under any applicable double taxation or similar agreement from time to time in force, and shall from time to time give SkyePharma proper evidence as to the deduction or withholding any payment over the tax deducted or withheld.

5.11 All royalties and other sums payable under this Agreement shall be paid in US dollars (US$). Where any royalties or other sums falling due in any period covered by the written statements referred to in Clause 5.7 are calculated in a currency other than US$, they shall be converted into US$ by reference to the exchange rate published in the Midwest edition of the Wall Street Journal as of the close of business on the last Business Day of the applicable royalty period, or if no such rate is published the exchange rates for the applicable Quarter set out in International Statistics published by the International Monetary Fund on the last Business Day of the applicable royalty period.

6.       REGULATORY MATTERS

6.1 CTI represents and undertakes to SkyePharma that it will comply with the terms of the CTI Licence.

6.2 Without prejudice to Clause 6.1, CTI will use reasonable efforts (consistent with those that would be applied by other pharmaceutical companies) at its own expense, to develop and commercialise the Products. In particular, CTI will use reasonable efforts to:

         (a) prepare, or obtain a right of reference to, a Drug Master File for the API and will where required by Applicable Laws, file, or arrange for the filing of, the Drug Master File with appropriate Agencies;

         (b)      prepare and submit INDs and NDAs for the Product to the FDA,

         (c) subject to clause 3.2, prepare and submit such other Registrations as may be required by Applicable Laws (except any Registration relating solely to the manufacture of the Product by SkyePharma);

         (d) provide to SkyePharma such information and assistance and enter into such agreements as may be required by Applicable Laws (including any Quality Agreements) as SkyePharma may reasonably require for the purposes of applying for and maintaining any Registration for the manufacture of the Product, including providing SkyePharma with all reports, authorisations, certificates, methodologies, and other documentation in the possession or under the control of CTI relating to the manufacture of the Product (or any component thereof);

6.3 SkyePharma will assist CTI in gaining a US IND and an US Marketing Approval for the Product for use in the treatment/prevention of asthma and COPD and in particular will:

         (a) assist CTI in the preparation of the CMC sections of the IND and NDA submission;

         (b) provide to CTI such information and assistance and enter into such agreements as may be required by Applicable Laws (including Quality Agreements), as CTI may reasonably require for purposes of applying for and maintaining all Registrations for the Product, including providing CTI with all reports, authorisations, certificates, methodologies, and other documentation in the possession or under the control of SkyePharma relating to the manufacture of the Product (or any component thereof);

         (c) at CTI's request, attend meetings with the FDA in relation to the Product or the Geomatrix System;

         (d) provide such other services and assistance as CTI may reasonably request and which SkyePharma agrees to undertake.

7.       TECHNOLOGY TRANSFER AND LICENCE

7.1 CTI will procure that SkyePharma has access to the Abbott Technology pursuant to the terms of the CTI Licence. Subject to CTI securing such access, SkyePharma will be responsible for transferring the Abbott Technology to the Facility.

7.2 Subject to Clause 2.2 and the other terms and conditions of this Agreement, CTI hereby grants to SkyePharma a non-exclusive, non-transferable, royalty free licence, under the intellectual property licensed to CTI under the CTI License to manufacture Product in accordance with Clause 8.

8.       MANUFACTURE

8.1 SkyePharma will manufacture such quantities of the Product as CTI may reasonably require in connection with clinical studies (the "Clinical Supplies") and obtaining regulatory approval to market the Product in the US and such other countries as may be agreed pursuant to Clause 3.2 ("NDA Supplies"). CTI will give SkyePharma not less than four (4) months prior written notice of its requirements for Clinical Supplies and NDA Supplies and SkyePharma shall supply the Clinical Supplies and the NDA Supplies as required by CTI by the delivery date(s) specified in CTI's written notice of its requirements.

8.2 Not less than three (3) months prior to the commencement of the manufacture of the Non-Commercial Supplies, the parties shall agree on the Specification.

8.3 CTI will, at its own cost, provide SkyePharma such quantities of API (allowing for a production loss) as may be required to manufacture the Non-Commercial Supplies. CTI shall ensure that the API supplied to SkyePharma complies with cGMP and all Applicable Laws and is of a quality that allows SkyePharma to comply with its obligations under Clause 8.4 and shall deliver the required quantities of API to SkyePharma not less than four months prior to the anticipated date of delivery of the relevant batch of Non-Commercial Supplies. For the avoidance of doubt SkyePharma shall be under no obligation to manufacture Non-Commercial Supplies if CTI fails to deliver API in accordance with this Clause 8.3.

8.4 SkyePharma will manufacture the Non-Commercial Supplies in compliance with:

         (a)      the Specifications;

         (b)      any applicable Registrations and Quality Agreement; and

         (c)      cGMP and all other Applicable Laws.

8.5 SkyePharma will obtain and maintain any regulatory approvals required by Applicable Laws to manufacture the Non-Commercial Supplies at the Facility and will ensure that the Facility and practices that shall be used in the performance of the manufacturing contemplated hereunder shall conform to the requirements of Applicable Laws, Batch Records and Specifications.

8.6 SkyePharma may not change the Specifications in any respect without the prior written consent of CTI. CTI may amend the Specifications and the CMC Data on giving SkyePharma not less than thirty (30) days notice of the proposed change if:

         (a) the amendment is reasonably required for the purpose of complying with Applicable Laws in which event CTI shall pay to SkyePharma all reasonable direct costs and disbursements as set out under clause 5.7.

         (b) SkyePharma has given its prior written consent to the amendment.

8.7 SkyePharma will deliver the Non-Commercial Supplies in bulk, EX (Incoterms 2000) the Facility.

9.       QUALITY CONTROL TESTING

9.1 SkyePharma will implement and maintain appropriate processing and control procedures, including the assignment of unique identification numbers to each Batch of Clinical Supplies and NDA Supplies and the maintenance of production records, quality control records, Batch Records and related information.

9.2 SkyePharma will take and retain, for such period as may be required by Applicable Law, samples of Clinical Supplies sufficient to perform at least full duplicate quality control testing, and will submit to CTI, upon CTI's written request, such samples and manufacturing and quality control records as CTI may reasonably request in order to implement analytical or other controls required by Applicable Law.

9.3 SkyePharma will perform Stability Tests for the Product in accordance with cGMP, the Registrations, Applicable Laws and ICH Guidelines for stability testing.

9.4 SkyePharma shall perform Release tests on Clinical Supplies and NDA Supplies in accordance with Applicable Laws and the terms of this Agreement and the Quality Agreement. SkyePharma shall provide to CTI a Certificate of Analysis with respect to the results for final drug release testing, as further specified in the Quality Agreement.

9.5 SkyePharma represents and warrants that it has engaged all staff necessary to comply with cGMP (whether as employees or as a third party contractor) including, those personnel required by 21 C.F.R. 211 and where applicable the Qualified Person as required by European Commission Directives 2001/83/EC and 91/356/EEC and all other Applicable Laws.

10.      RECORDS AND INSPECTIONS

10.1 All records, including originals thereof, relating to manufacturing of the Clinical Supplies and NDA Supplies shall be retained by SkyePharma for a period of at least five (5) years from the date of expiration of each Batch of Product to which such records pertain, or such longer period as may be required by Applicable Laws. SkyePharma will provide CTI with copies of such records, upon the written request of CTI.

10.2 CTI and its agents may, upon reasonable prior notice to SkyePharma, inspect the Facility, the Equipment and the Manufacturing of the Non-Commercial Supplies during normal business hours in order to ascertain compliance by SkyePharma with the terms of this Agreement.

10.3 If SkyePharma receives notice of any visit or inspection by any Agency of that part of the Facility engaged in the manufacture of Product, SkyePharma will promptly notify CTI of such visit or inspection and it will permit CTI or its agents to be present and participate in such visit or inspection. SkyePharma shall provide to CTI a copy of any report and other written communications received from such Agency in connection with such visit or inspection, and any written communications received from any Agency, or sent to any Agency by SkyePharma, relating to the Product or the production of Product, as soon as practicable and in any event within 3 Business Days after receipt and will to the extent practicable consult with CTI concerning the response to each such communication.

10.4 Each party will report to the other on a monthly basis any complaints received by the other relating to any Clinical Supplies, NDA Supplies, bulk active, or the excipients or packaging components used in the manufacture of the Product, including any product quality complaint. Each will notify the other within one (1) Business Day after its receipt of any notice of any event that may necessitate a field alert under Applicable Law.

10.5 CTI and SkyePharma will each maintain complaint files regarding the Clinical Supplies, including any product quality complaints. SkyePharma will cooperate with CTI to investigate and resolve such complaints and to take remedial action to avoid similar complaints in the future.

11.      MANUFACTURE OF COMMERCIAL SUPPLIES

11.1 Upon FDA approval of the Product, SkyePharma will manufacture commercial supplies of the Product in accordance with the Manufacturing Agreement ("Manufacturing Agreement"), the terms of which shall be negotiated in good faith by the Parties subject to Section 11.2 below. If there is any conflict between the terms of this Agreement and the terms of the Manufacturing Agreement, the terms of the Manufacturing Agreement shall prevail.

11.2 Notwithstanding anything in this Agreement to the contrary, the Manufacturing Agreement will contain, at a minimum, the following terms:

         (a) The Manufacturing Agreement shall commence on or before the date on which the Product is approved by the FDA for asthma;

         (b) The Product will be supplied to CTI at Fully Allocated costs plus [**]%;

         (c)      The Manufacturing Agreement will include [**]; and

         (d) The term of the Manufacturing Agreement shall be for a minimum period of 5 years.

12.      TERM AND TERMINATION

12.1 This Agreement will commence on the Effective Date and will continue unless the Agreement is terminated pursuant to Section 12.2; provided, however, that CTI's obligations under Clause 5 hereunder (other than those under Sections 5.1(a)-(d) and 5.7, except to the extent that the obligations have accrued due prior to such termination) shall survive any such termination of this Agreement.

12.2 This Agreement may be terminated forthwith at any time by either party ("the Terminating Party") on written notice served on the other party ("the Defaulting Party") if:

         (a) the Defaulting Party is in breach of any of its obligations hereunder and, in the case of a breach capable of remedy, it shall not have been remedied by the Defaulting Party within 30 (thirty) days of written notice served by the Terminating Party specifying the breach and requiring its remedy; or

         (b) an encumbrancer takes possession or a receiver is appointed over the whole or any part of the assets of the Defaulting Party; or

         (c) the Defaulting Party makes any voluntary arrangement with its creditors, or has a petition for an administration order presented against it; or

         (d) the Defaulting Party goes into liquidation (otherwise than in furtherance of a scheme for amalgamation or reconstruction); or

         (e) anything analogous to any of sub-clauses (b) to (d) under the law of any relevant jurisdiction occurs in relation to the Defaulting Party; or

         (f) the Defaulting Party ceases, or threatens to cease to carry on business.

12.3 In the event of termination of this Agreement SkyePharma shall cease manufacture of Product and shall, if requested by CTI and at CTI's expense, return any API held by SkyePharma to CTI or as it may direct.

12.4 In the event of termination of this Agreement each party shall, at the option of the other either:

         (a) return the other party's Confidential Information and any copies and extracts relating to it to the other party, or

         (b) destroy or delete that Confidential Information and any copies and extracts and certify to the other party in writing that it has done the same.

12.5 Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The rights and obligations of the parties under Clauses 5 (including, without limitation, CTI's royalty obligations), 10.1, 10.4, 10.5, 12.4, this 12.5, 14, 15, 16, 21, 22 and 23 shall survive expiration or termination of this Agreement.

13.      FORCE MAJEURE

In the event that the performance of the obligations of either party is prevented, restricted or hindered by any event of Force Majeure such party:

         (a) shall not be liable to the other party for any damages arising from any breach of the terms of this Agreement caused by Force Majeure; and

         (b) shall immediately serve notice in writing on the other party specifying the nature of the Force Majeure, its effect upon the performance of this Agreement and the period of time in which it anticipated to apply; and

         (c) shall use its reasonable endeavours to overcome the Force Majeure and resume its proper performance of its obligations under this Agreement.

14.      CONFIDENTIALITY

14.1     Each party undertakes that it will:

         (a) keep the existence of and the terms of this Agreement strictly confidential;

         (b) keep all Confidential Information of the other party which may be within or come into its possession in connection with or arising from this Agreement or which it may generate in reliance on any Confidential Information so disclosed, secret and confidential and it will not at any time for any reason whatsoever disclose or permit the same to be disclosed to any third party except as expressly provided in Clause 14.3;

         (c) use the other party's Confidential Information only as required to perform its obligations under this Agreement or as agreed in writing with the disclosing party and for no other purpose whatsoever.

14.2 The obligations of confidentiality contained in this Clause 14 will not apply to any part of the Confidential Information of the disclosing party which the recipient party can show by documentary evidence:

         (a) was legally in its possession or control prior to the date on which it was received from the other party free of any obligation of confidentiality; or

         (b) has come into the public domain or was obtained from a third party, other than by breach of this Clause 14 or any other duty of confidence.

14.3     Each party may disclose the other party's Confidential Information:

         (a) if and to the extent that any part of that Confidential Information is required to be disclosed by a regulatory or government body or court of competent jurisdiction with power to compel the disclosure provided the disclosing party notifies the party who owns the Confidential Information of such requirement, and to the extent possible uses reasonable endeavours to keep such Confidential Information confidential notwithstanding any such requirement; and

         (b) to its agents, representatives, employees and consultants to the extent necessary to facilitate the performance of its obligations under this Agreement provided that any such disclosure will be limited to what is absolutely necessary in order to facilitate the performance of this Agreement and the disclosing party procures that such third parties are bound by obligations of confidentiality substantially similar to the provisions of this Clause 14.

14.4 Notwithstanding Clause 14.1(a), CTI may disclose the existence of and terms of this Agreement (a) to its existing and potential investors if and to the extent reasonably required by those investors provided that such third parties are required to keep such information strictly confidential, and (b) where required, as reasonably determined by CTI, by applicable law, by applicable stock exchange or Nasdaq regulation or by order or other ruling of a competent court.

14.5 Without prejudice to any other rights or remedies that the Disclosing Party may have, the Receiving Party acknowledges and agrees that if the Confidential Information is used or disclosed other than in accordance with the terms of this Agreement, the Disclosing Party shall, without proof of special damage, be entitled to seek an injunction or other equitable relief for any threatened or actual breach of the provisions of this Clause, in addition to any damages or other remedy to which it may be entitled.

14.6 Neither party shall issue a press release or make any other announcement relating to this Agreement or its terms without the prior written consent of the other party, except as required by law.

14.7 The obligations of both parties under this Clause 14 will survive termination of this Agreement for any reason.

15.      INDEMNIFICATION

15.1 SkyePharma shall indemnify and hold harmless CTI, its Affiliates and their respective officers, directors, employees and agents (each a "CTI Party") from and against any and all losses, damages, liabilities or expenses (including reasonable legal fees and other costs of defence) ("Damages") in connection with any and all actions, suits, claims or demands that may be brought or instituted against any CTI Party by any third party relating to (a) personal injury or damage to property to the extent that such damages are caused by any negligent act or omission or wilful misconduct of SkyePharma or any of its employees or agents in manufacturing the Product, or (b) any breach by SkyePharma of its representations, warranties or obligations pursuant to this Agreement.

15.2 CTI shall indemnify and hold harmless SkyePharma, its Affiliates and their respective officers, directors, employees and agents (each an "SkyePharma Party") from and against any and all Damages in connection with any and all actions, suits, claims or demands that may be brought or instituted against any SkyePharma Party by any third party arising out of or resulting directly or indirectly from the use or distribution of the Non-Commercial Supplies for any purpose or otherwise in connection with the Product howsoever and whensoever arising except if and to the extent that such Damages arise out of a claim of infringement of a third party's patent rights by the Geomatrix System or are otherwise within the scope of the indemnification obligation of SkyePharma under Clause 15.1.

15.3 Each party agrees to give the other party prompt written notice of any claims made for which the other party might be liable under Clauses
         15.1 or 15.2, as the case may be. The indemnifying party shall have the opportunity to defend, negotiate, and settle such claims provided, that the indemnified party will be entitled to participate in the defence of such matter and to engage at its expense independent counsel. The party seeking indemnification will provide the indemnifying party with such information and assistance as the indemnifying party may reasonably request, at the expense of the indemnifying party.

15.4 Neither party will be responsible or bound by any settlement of any claim or suit made without its prior written consent provided that the indemnified party will not unreasonably withhold or delay such consent.

15.5 Nothing under this agreement shall require either party to indemnify the other for indirect or consequential losses or loss of profits howsoever caused.

15.6 CTI will maintain during the term of this Agreement and for a period of not less than 5 years after its termination for any reason:

         (a) comprehensive general liability insurance written on an occurrence basis with a combined single limit for bodily injury and property damage of not less than US$1,000,000; and

         (b) product liability coverage with a per claim limit of not less than US$7,500,000;

         and in advance of clinical trials and/or marketing and sale of the Product to any third party the extent of cover shall be increased to such amounts as are customary and appropriate based upon standards prevailing in the industry at the time.

15.7 SkyePharma will maintain during the term of this Agreement and for a period of not less than 5 years after its termination for any reason comprehensive general liability insurance written on an occurrence basis with a combined single limit for bodily injury and property damage of not less than US$[**].

16.      NOTICES

16.1 Any notice or other communication in connection with this Agreement (a "NOTICE") must be in writing, in the English language, and may be delivered by hand (including by internationally recognised courier), prepaid airmail, facsimile transmission but not e-mail to the recipient at the address or facsimile number set out for that party in clause
         16.3 or such other address or facsimile number as the recipient has previously notified to the sender in accordance with this clause 16.

16.2     A Notice shall be deemed to have been duly served:

         (a)      if delivered by hand, at the time of delivery;

         (b) if sent by pre-paid airmail at 10.00 a.m. (local time at the place of destination) on the fifth Business Day after the day it was put in the post;

         (c) if sent by facsimile, at the time of transmission provided that a confirming copy is sent by pre-paid airmail within 24 hours after transmission and that no notification informing the sender that the message has not been delivered has been received by the sender;

         provided that if the Notice is delivered by hand or transmitted by facsimile and such delivery or transmission occurs after 4.00 pm on a Business Day or on a day other than a Business Day, service will be deemed to occur at 9.00 am on the next following Business Day (such times and dates being local time at the address of the recipient).

16.3     The addresses and facsimile numbers for the parties are as follows:

         If to CTI:                 Critical Therapeutics, Inc.
                                    675 Massachusetts Ave, 14th Floor
                                    Cambridge, MA 02139
                                    Fax no. 617-354-9318

         With a copy to:            Steven D. Singer
                                    Hale and Dorr, LLP
                                    60 State Street

                                    Boston, MA, 02109
                                    Fax no.: 617-526-5000

         If to Jagotec:             Francesco Patalano, President
                                    Jagotec AG
                                    Eptingerstrasse 51
                                    CH - 4132 Muttenz
                                    Switzerland
                                    Tel no.: + 41 61 467 5555
                                    Fax no.: + 41 61 467 5500

         With a copy to:            Richard Robinski, General Counsel
                                    SkyePharma PLC
                                    105 Piccadilly
                                    London W1J 7NJ
                                    UK
                                    Tel no.: +44 (0) 20 7491 1777
                                    Fax no.: +44 (0) 20 7491 3338

17.      FURTHER ASSURANCES

The parties hereby undertake and agree to execute and deliver such other documents, instruments and agreements and to take such other actions as may be necessary, proper or appropriate to carry out the terms of this Agreement or to comply with Applicable Laws. If either CTI or SkyePharma so requests in writing, the parties will promptly file and record with any applicable office or authority a copy or memorandum of this Agreement and any other agreement granting SkyePharma rights to manufacture the Products for CTI.

18.      ASSIGNMENT

18.1 Except as set out in Clause 18.2, neither party may without the prior written consent of the other party assign the benefit or delegate the burden of this Agreement or otherwise sub-contract, transfer, charge or deal in any other manner with this Agreement or any of its rights and obligations under it, or purport to do any of the same.

18.2 Notwithstanding Clause 18.1, (a) SkyePharma shall be entitled to assign its rights under this Agreement to SkyePharma PLC or any subsidiary of SkyePharma PLC from time to time provided that SkyePharma shall procure that any subsidiary to whom it assigns any of its rights under this Agreement shall assign such rights back to SkyePharma immediately prior to its ceasing to be a subsidiary of SkyePharma PLC provided that such assignment shall not relieve SkyePharma of any of its obligations under this Agreement, and (b) CTI shall be entitled to assign its rights under this Agreement to an Affiliate or in connection with the sale of all or substantially all of the business and assets of CTI to which the subject matter of this Agreement pertains.

19.      THIRD PARTY RIGHTS

19.1 This Agreement does not create any right enforceable by any person who is not a party, whether pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise, except that:

         (a) the rights under Clauses 15.1 and 15.2 may be enforced by the parties referred to in those Clauses subject to and in accordance with the terms of Clauses 13 and the Contracts (Rights of Third Parties) Act 1999; and

         (b) a person who is the permitted successor to or assignee of the rights of a party is deemed to be a party to this Agreement and the rights of such successor or assignee shall, subject to and upon any succession or assignment permitted by this Agreement, be regulated by the terms of this Agreement.

19.2 Notwithstanding that any term of this Agreement may be or become enforceable by a person who is not a party to it, the terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this Agreement may be rescinded, (in each case) without the consent of any such third party.

20.      ENTIRE AGREEMENT

20.1 This Agreement and the documents referred to in it constitute the entire agreement between the parties relating to their subject matter, and supersede all prior written or oral agreements, representations or understandings between the parties relating to that subject matter.

20.2 Each party confirms that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance except those set out in this Agreement and to the extent any previous representation, warranty, collateral contract or assurance was made to a party, that party waives all rights and remedies in respect of it. Nothing in this Agreement will operate to limit or exclude a party's liability for fraud.

20.3 All conditions, warranties and other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

21.      GENERAL

21.1 Each party will pay its own costs and expenses incurred in connection with the preparation, negotiation and implementation of this Agreement and the documents referred to in this Agreement.

21.2 Nothing in this Agreement is intended to or will operate to create a partnership or joint venture of any kind between the parties, or to authorise either party to act as agent for the other, and neither party will have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

21.3 No variation or waiver of any of the terms of this Agreement shall be binding unless set out in writing, expressed to amend this Agreement and signed by the parties or their duly authorised representatives.

21.4 No failure or delay by any party to exercise any right, power or remedy will operate as a waiver of it nor will any partial exercise preclude any further exercise of the same, or of some other right, power or remedy.

21.5 The rights and remedies provided by this Agreement are cumulative and (subject as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.

21.6 This Agreement may be executed in any number of counterparts and all the counterparts when taken together will constitute one agreement. Each party may enter into this Agreement by executing a counterpart.

21.7 This Agreement is drawn up and executed in the English language. If there is any conflict between this Agreement and any translation of this Agreement, the English language version of this Agreement will prevail.

21.8 If any provision of this Agreement, or any part of a provision of this Agreement, is found to be illegal, invalid or unenforceable the remaining provisions, or the remainder of the provision concerned, shall continue in effect.

21.9 Each party to this Agreement warrants and represents that such party has full authority and corporate power to enter into this Agreement, is aware of no legal, contractual or other restriction, limitation or condition that might affect adversely its ability to perform hereunder, and is in good standing under the laws of each jurisdiction in which it is incorporated or engages in business activities.

22.      ARBITRATION

22.1 In the event of a dispute, either party may demand that the dispute be resolved by the parties' chief executive officers by notifying the other in writing. Such notice will set out the nature of the dispute and the party's position. The other party will within 5 Business Days, submit a statement to the other setting out its position in relation to the dispute (the "Response"). The negotiations shall take place within 10 Business Days of the Response being served. If a dispute cannot be resolved within 10 Business Days of commencement of negotiations or the second party fails to serve a Response either party may instigate arbitration in accordance with Clause 22.2.

22.2 Any dispute arising out of or in connection with this Agreement (including any question regarding its existence, validity or termination), which is not resolved pursuant to Clause 22.1 shall be referred to and finally (in the absence of substantial irregularity) resolved by arbitration under the London Court of International Arbitration ("LCIA") Rules which are deemed to be incorporated by reference into this Clause 22.2 and the following shall apply:

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         (a)      the number of arbitrators in all disputes shall be three, one to be appointed by each of the Parties and the third arbitrator (who shall be the chairman of the arbitral proceedings) being appointed according to the LCIA Rules;

         (b) the seat or legal place of arbitration shall be London; however, the location of arbitral proceedings may vary as the Parties agree from time to time;

         (c) the Parties shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement;

         (d) any award shall be final and binding on the Parties and shall be the exclusive remedy between the Parties regarding any claims, counterclaims, issues, disputes or accountings presented to the arbitral tribunal;

         (e) the language to be used in the arbitral proceedings shall be English.

22.3 Nothing in Clause 22 shall preclude either party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a dispute, either prior to or during the arbitration, if necessary to protect the interests of such party.

23.      GOVERNING LAW

         This Agreement will be governed by and construed in all respects in accordance with English law.

               [Remainder of this Page Intentionally Left Blank.]

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EXECUTED by the parties on the date specified at the beginning of this
Agreement.

JAGOTEC AG

By: /s/ Francesco Patalano
---------------------------------------

Name: Francesco Patalano

Position: Director

JAGOTEC AG

By: /s/ Susanne Halleisen
---------------------------------------

Name: Susanne Halleisen

Position: Director

CRITICAL THERAPEUTICS, INC.

By: /s/ Paul Rubin
---------------------------------------

NAME: DR. PAUL RUBIN

POSITION: PRESIDENT AND CHIEF EXECUTIVE OFFICER

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                                   SCHEDULE 1

                     THE ZILEUTON REVISED PLAN AND TIMELINE

                                      [**]

                                       26
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                                   SCHEDULE 2

                                   THE PATENTS

                                      [**]

                                       27